FOR IMMEDIATE RELEASE

CURTISS-WRIGHT REPORTS FIRST QUARTER 2005 FINANCIAL
RESULTS

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Sales up 20%; Backlog at Record Level; Reaffirms Full-Year Guidance

ROSELAND, NJ – April 28, 2005 – Curtiss-Wright Corporation (NYSE: CW, CW.B) today reports financial results for the quarter ended March 31, 2005. The highlights are as follows:

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Net sales for the first quarter of 2005 increased 20% to $258.5 million from $214.9 million in the first quarter of 2004. Acquisitions made in 2005 and 2004 contributed $35.8 million in incremental sales in the first quarter of 2005.

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Operating income in the first quarter of 2005 decreased 3% to $24.6 million from $25.3 million in the first quarter of 2004. Acquisitions made in 2005 and 2004 contributed $0.1 million in incremental operating income in the first quarter of 2005.

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Net earnings for the first quarter of 2005 decreased 7% to $14.5 million, or $0.67 per diluted share, from $15.6 million, or $0.74 per diluted share, in the first quarter of 2004. Net earnings for the first quarter of 2005 include a net after tax gain of $1.5 million (approximately $0.07 per diluted share), related to the sale of non-operating property. In addition, the net earnings for the first quarter of 2004 included nonrecurring tax benefits of $1.5 million (approximately $0.07 per diluted share).

•	New orders received in the first quarter of 2005 were $325.8 million, up 38% compared to the first quarter of 2004.

•	Backlog reached a new record high level of $748.2 million, up 19% from $627.7 million at December 31, 2004.

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“We are pleased to report continued sales growth in 2005 and again attaining a new record level of backlog,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “Our new orders were strong in both the first quarter of 2005 and fourth quarter of last year which provides us with good momentum for the rest of the year. We experienced strong organic sales and operating income growth of 13% and 17%, respectively, from our Metal Treatment segment in the first quarter of 2005. In addition, we also had strong organic sales growth in the oil and gas, commercial aerospace, and power generation markets. Many of our military programs are in the early stages of the procurement cycle and the ramp-up in the second half of the year will improve those margins. In addition, we recently won several developmental contracts that have begun but generally produce lower margins than production contracts; however, these contracts should provide us future opportunities. We are continuing to integrate our acquisitions and experience some business consolidation costs during the first quarter. However, we expect these integration efforts to lead to reduced costs and improved profitability in the future.”

Sales

Sales growth in first quarter of 2005 as compared to the prior year period was mainly driven by the contributions from our 2004 and 2005 acquisitions. Acquisitions made in 2004 and 2005 contributed $35.8 million in incremental sales for the quarter ended March 31, 2005 over the comparable period in 2004. The base businesses generated overall organic growth of 4% in the first quarter of 2005. This organic sales growth was driven by our Metal Treatment and Motion Control segments, which experienced organic growth of 13% and 5%, respectively, compared to the prior year period. Our Flow Control segment’s organic sales declined 1% in the first quarter of 2005 as compared to the prior year period.

In our base businesses, higher sales from our Metal Treatment segment of global shot peening services, higher global commercial aerospace and general industrial sales from our Motion Control segment, and higher sales from our Flow Control segment to the oil and gas and commercial power generation markets, all contributed to the organic growth. In addition, foreign currency translation favorably impacted sales by $2.2 million for the quarter ended March 31, 2005, compared to the prior year period.

Operating Income

Operating income for the first quarter of 2005 decreased 3% over the comparable prior year period. The decline was due to lower organic operating income of 2%, offset somewhat by our 2004 and 2005 acquisitions, which contributed $0.1 million of incremental operating income in the first quarter of 2005. The decline in organic operating income was caused primarily by unfavorable sales mix in our Flow Control and Motion Control segments. This decline was partially offset by organic operating income growth of 17% in the Metal Treatment segment. Operating income was also negatively impacted by $0.5 million higher pension expense from the Curtiss-Wright pension plans in the first quarter 2005 as compared to the prior year. In addition, foreign currency translation favorably impacted operating income by $0.4 million for the first quarter 2005, as compared to the prior year period.

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Net Earnings

Net earnings decreased 7% for the quarter ended March 31, 2005, from the comparable prior year period. Net earnings for the first quarter of 2005 include a net after tax gain of $1.5 million (approximately $0.07 per diluted share), related to the sale of non-operating property. Higher interest expense, due to both higher debt levels and higher interest rates, lowered net earnings in the first quarter of 2005. In addition, net earnings for the first quarter of 2004 included nonrecurring tax benefits of $1.5 million (approximately $0.07 per diluted share).

Segment Performance

Flow Control – Sales for the first quarter of 2005 were $109.4 million, up 22% over the comparable period last year due to contributions from the 2004 acquisitions. This segment experienced an overall decline in organic growth of 1% primarily resulting from lower overall sales to the U.S. Navy due to timing of customer driven delivery schedules, offset partially by higher sales to the oil and gas and commercial power generation markets. Sales of this business segment also benefited from favorable foreign currency translation of $0.4 million in the first quarter of 2005 compared to the prior year period.

Operating income for this segment decreased 1% in the first quarter of 2005 compared to the prior year period. The decline was due to the lower sales volume to the U.S. Navy, decreased higher margin spares sales to the oil and gas market, increased sales of generic electronics products and development programs, which generate lower margins, mostly offset by contributions from the 2004 acquisitions.

Motion Control – Sales for the first quarter of 2005 of $100.1 million increased 20% over last year, principally due to the contributions from the 2004 and 2005 acquisitions. Sales from the base businesses increased 5% in the first quarter of 2005 as compared to the prior year period. This organic growth increase was due primarily to higher sales of industrial sensor products, higher sales of electronic products for military helicopters and mobile gun systems, and higher sales of OEM and spares products and repair and overhaul services to the commercial aerospace market, as compared to the prior year period. Partially offsetting these increases are lower sales of F-16 spares, and lower sales of tilting train systems in Europe due to expiration of this program in 2004. Sales of this business segment also benefited from favorable foreign currency translation of $1.0 million in the first quarter of 2005 as compared to the prior year period.

Operating income for this segment decreased 23% for the first quarter of 2005 compared to the prior year period. The decline was driven primarily by decreased higher margin sales, such as the F-16 spares and tilting train program, and higher development work which generates lower margins. In addition, this segment experienced increased business consolidation costs, primarily in the embedded computing group, which are anticipated to produce reduced costs and improved profitability in the future.

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Metal Treatment – Sales for the first quarter of 2005 of $49.0 million were 16% higher than the comparable period last year. The improvement was mainly due to organic growth of 13% driven by higher global shot peening revenues from the aerospace and automotive markets. Favorable foreign currency translation positively impacted sales by $0.8 million in the first quarter of 2005 as compared to the prior year period.

Operating income increased 19% for the first quarter of 2005 as compared to the prior year period, primarily as a result of the higher sales volume. The 2004 acquisitions and favorable foreign currency translation also contributed to the increase in operating income.

2005 Management Guidance

We reaffirm our 2005 full-year guidance of revenues in the range of $1.05 billion to $1.10 billion; operating income in the range of $130 - $138 million, which includes $2 million of pension expense from the Curtiss-Wright pension plan; and earnings per share in the range of $3.24 to $3.45 per share. This guidance reflects our expectations of 10-15% growth in revenue, 15-20% growth in operating income, and 10–15% growth in EPS, excluding $0.16 per share of nonrecurring tax benefits reported in 2004.

Full year free cash flow (defined as cash flow from operating activities less capital expenditures) is expected to be between $55 and $60 million for 2005.

EPS guidance is based on estimated fully diluted shares outstanding of 22 million shares for the full year 2005. 2005 guidance includes an estimate for costs associated with the continuation of Sarbanes-Oxley compliance, but it does not assume any acquisitions completed in 2005.

Mr. Benante concluded, “Much of our revenues are dependant upon customer delivery schedules which result in variability from quarter to quarter. We anticipated and previously indicated that our first quarter would be the lightest in 2005 and we have reaffirmed our full year 2005 guidance. Our backlog is strong and at a new record level. In 2005, we should once again demonstrate our ability to generate long-term shareholder value by growing our sales and earnings. Over the past several years our operating income has been growing faster than our sales while we executed a very active, yet disciplined, acquisition program. Our historical performance demonstrates our ability to execute our strategy and achieve our financial targets. We continue to experience increasing demand for our new technologies, many of which are only at the beginning of their life cycles, which should continue to provide superior returns to our shareholders into the future. Our diversification strategy, the continued successful integration of our acquisitions, and ongoing emphasis on technology will continue to generate growth opportunities in each of our three business segments in 2005 and beyond.”

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The Company will host a conference call to discuss the first quarter 2005 results at 9:00 EST Friday, April 29, 2005. A live webcast of the call can be heard on the Internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

(Tables to Follow)

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended March 31,		Three Months Change

	2005	2004	$	%

Net sales	$258,487	$214,933	$43,554	20.26%
Cost of sales	172,718	143,338	29,380	20.50%

Gross profit	85,769	71,595	14,174	19.80%
Research & development expenses	10,228	8,212	2,016	24.55%
Selling expenses	16,924	12,604	4,320	34.27%
General and administrative expenses	33,468	25,249	8,219	32.55%
Environmental remediation and administrative
expenses, net	83	240	(157)	-65.42%
Pension expense (income), net	500	40	460	1150.00%

Operating income	24,566	25,250	(684)	-2.71%
Other income (expenses), net	2,789	(489)	3,278	-670.35%
Interest expense	(4,303)	(2,265)	(2,038)	89.98%

Earnings before income taxes	23,052	22,496	556	2.47%
Provision for income taxes	8,529	6,887	1,642	23.84%

Net earnings	$14,523	$15,609	($ 1,086)	-6.96%

Basic earnings per share	$0.68	$0.75

Diluted earnings per share	$0.67	$0.74

Dividends per share	$0.09	$0.09

Weighted average shares outstanding:
Basic	21,511	20,881
Diluted	21,814	21,206

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2005	December 31, 2004	Change
			$	%

Assets
Current Assets:
Cash and cash equivalents	$41,783	$41,038	$745	1.8%
Receivables, net	251,917	214,084	37,833	17.7%
Inventories, net	128,144	115,979	12,165	10.5%
Deferred income taxes	23,699	25,693	(1,994)	-7.8%
Other current assets	11,923	12,460	(537)	-4.3%

Total current assets	457,466	409,254	48,212	11.8%

Property, plant, and equipment, net	269,235	265,243	3,992	1.5%
Prepaid pension costs	77,313	77,802	(489)	-0.6%
Goodwill, net	392,240	364,313	27,927	7.7%
Other intangible assets, net	155,872	140,369	15,503	11.0%
Other assets	14,565	21,459	(6,894)	-32.1%

Total Assets	$1,366,691	$1,278,440	$88,251	6.9%

Liabilities
Current Liabilities:
Short-term debt	$981	$1,630	$(649)	-39.8%
Accounts payable	64,158	65,364	(1,206)	-1.8%
Accrued expenses	47,245	63,413	(16,168)	-25.5%
Income taxes payable	18,324	13,895	4,429	31.9%
Other current liabilities	52,405	52,793	(388)	-0.7%

Total current liabilities	183,113	197,095	(13,982)	-7.1%
Long-term debt	419,083	340,860	78,223	22.9%
Deferred income taxes	46,934	40,043	6,891	17.2%
Accrued pension & other postretirement benefit costs	82,317	80,612	1,705	2.1%
Long-term portion of environmental reserves	24,194	23,356	838	3.6%
Other liabilities	22,651	20,860	1,791	8.6%

Total Liabilities	778,292	702,826	75,466	10.7%

Stockholders' Equity
Common stock, $1 par value	16,682	16,646	36	0.2%
Class B common stock, $1 par value	8,765	8,765	0	0.0%
Capital surplus	56,005	55,885	120	0.2%
Retained earnings	613,649	601,070	12,579	2.1%
Unearned portion of restricted stock	(28)	(34)	6	-17.6%
Accumulated other comprehensive income	33,004	36,797	(3,793)	-10.3%

	728,077	719,129	8,948	1.2%
Less: cost of treasury stock	139,678	143,515	(3,837)	-2.7%

Total Stockholders' Equity	588,399	575,614	12,785	2.2%

Total Liabilities and Stockholders' Equity	$1,366,691	$1,278,440	$88,251	6.9%

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION
(In thousands)

	Three Months Ended March 31,

	2005	2004	% Change

Sales:
Flow Control	$109,413	$89,395	22.4%
Motion Control	100,084	83,344	20.1%
Metal Treatment	48,990	42,194	16.1%

Total Sales	$258,487	$214,933	20.3%

Operating Income:
Flow Control	$10,349	$10,431	-0.8%
Motion Control	6,390	8,289	-22.9%
Metal Treatment	7,817	6,577	18.9%

Total Segments	24,556	25,297	-2.9%
Pension (Expense)/Income	(500)	(40)	1150.0%
Corporate & Other	510	(7)	-7385.7%

Total Operating Income	$24,566	$25,250	-2.7%

Operating Margins:
Flow Control	9.5%	11.7%
Motion Control	6.4%	9.9%
Metal Treatment	16.0%	15.6%
Total Curtiss-Wright	9.5%	11.7%

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About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 5,800 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

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Forward-looking statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Please refer to the Company’s current SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.

This press release and additional information is available at www.curtisswright.com.

Contact:	Alexandra M. Deignan
(973) 597-4734
adeignan@curtisswright.com